Exhibit 99.1

SEACOR Announces entry into REVOLVING CREDIT FACILITY

Fort Lauderdale, Fla., March 20, 2019 (GLOBE NEWSWIRE) – SEACOR Holdings Inc. (NYSE: CKH) today announced that it has entered into a five year revolving loan facility with a syndicate of lenders allowing for borrowings of up to $125,000,000 from time to time with the ability to increase borrowings up to $200,000,000 in accordance with the terms of the loan facility.

Additional information on the transaction can be found in a Current Report on Form 8-K filed with the SEC on March 20, 2019 on www.sec.gov.

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About SEACOR Holdings Inc.

SEACOR is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

For additional information, contact Investor Relations at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.